UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2012

NANOPHASE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22333	36-3687863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1319 Marquette Drive, Romeoville, Illinois	60446
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 771-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2012, before the start of the 2012 Annual Meeting of Stockholders of the Company, the Board of Directors of the Company (the “Board”) met and Mr. Jerry K. Pearlman, Director of the Company since 1999, notified the Board that for personal reasons he was retiring from the Board effective immediately. The other Directors thanked Mr. Pearlman for his dedicated service to the Company and its Stockholders.

During the Board meeting, several changes were made to the composition of the Board committees. Mr. W. Ed Tyler was appointed to the Compensation and Governance Committee and will serve as its Chairman, replacing Mr. Pearlman. Dr. Richard W. Siegel was appointed to the Audit and Finance Committee, replacing Mr. Pearlman. The Board determined that Dr. McClung and Mr. Vincent, both members of the Audit and Finance Committee, are “audit committee financial experts.” Mr. W. Ed Tyler and Ms. R. Janet Whitmore were appointed to the Nominating Committee of the Company, replacing Mr. Pearlman.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The 2012 Annual Meeting of Stockholders of the Company was held on November 15, 2012. The following is a summary of the proposals submitted to the Company’s stockholders, as described in the Company’s definitive proxy statement filed on October 1, 2012, and final results of the voting on each matter.

1)	The stockholders voted to re-elect one Class III director to the Board. Results of the voting were as follows:

Director	For	Authority Withheld	Abstentions	Broker Non-Votes
George A. Vincent, III	13,356,798	350,412	—	10,152,738

In addition to Mr. Vincent, James A. Henderson, James A. McClung, Ph.D., R. Janet Whitmore, Jess A. Jankowski, Richard W. Siegel, Ph.D., and W. Ed Tyler continued their terms of office as directors of the Company after the 2012 Annual Meeting of Stockholders.

2)	The stockholders voted to ratify the appointment by the Company’s Audit and Finance Committee of McGladrey LLP as the independent auditors of the Company’s financial statements for the year ending December 31, 2012. Results of the voting were as follows:

For	Against	Abstentions	Broker Non-Votes
23,466,716	330,586	62,646	—

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOPHASE TECHNOLOGIES CORPORATION
(Registrant)

November 19, 2012	/s/ FRANK CESARIO
(Date)	FRANK CESARIO Chief Financial Officer